Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (“Amendment”) is made as of the 14 day of March, 2012, by and among Virginia Savings Bancorp, Inc., a Virginia corporation (“Virginia Bancorp”), Virginia Savings Bank, FSB, a federal savings bank (“Virginia Savings”), City Holding Company, a West Virginia corporation (“CHC”), and City National Bank of West Virginia, a national banking association (“City National”).

RECITALS

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated as of November 14, 2011 (the “Merger Agreement”); and

WHEREAS, the parties desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that:

1.   Subsection 3.01(a) of the Merger Agreement is deleted and replaced with the following:

(a)           Each holder of a share of Virginia Bancorp Common Stock and Virginia Bancorp Series A Non-Voting Preferred Stock issued and outstanding prior to the Effective Time (other than shares held directly or indirectly by CHC, except shares held by CHC in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) (each a “Virginia Bancorp Share”) shall receive in respect thereof, at the election of the holder as provided in and subject to this Agreement, one of the following forms of consideration:  (i) 0.2100 shares of CHC Common Stock (the “Stock Exchange Ratio”) for each Virginia Bancorp Share (the “Stock Consideration”) or (ii) $6.17 in cash for each Virginia Bancorp Share (the “Cash Consideration”) or (iii) 0.1260 shares of CHC Common Stock and $2.47 in cash for each Virginia Bancorp Share (the “Cash and Stock Exchange Ratio” and together with the Stock Exchange Ratio, the “Exchange Ratios”) for each Virginia Bancorp Share (the “Cash/Stock Consideration”).  The Stock Consideration, the Cash Consideration and the Cash/Stock Consideration are sometimes collectively referred to herein as the “Merger Consideration”.

     2.           Subsection 3.04(b) of the Merger Agreement is deleted and replaced with the following:

(b)            Each Election Form shall entitle the holder of Virginia Bancorp Shares (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) elect to receive the Cash Consideration for all of

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such holder’s shares (a “Cash Election”), (iii) elect to receive the Cash/Stock Consideration for all such holder’s shares (a “Cash/Stock Election”) or (iv) make no election or indicate that such holder has no preference as to the receipt of the Cash Consideration, the Stock Consideration or the Cash/Stock Consideration (a “Non-Election”). Holders of record of Virginia Bancorp Shares who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Virginia Bancorp Shares held by that Representative for a particular beneficial owner. Virginia Bancorp Shares as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Virginia Bancorp Shares as to which a Stock Election has been made are referred to herein as “Stock Election Shares.”  Virginia Bancorp Shares as to which a Cash/Stock Election has been made are referred to herein as “Cash/Stock Election Shares.” Virginia Bancorp Shares as to which no election has been made are referred to herein as “Non-Election Shares.” For purposes of this Section 3.04, shares subject to appraisal rights shall be deemed Cash Election Shares. The aggregate number of Virginia Bancorp Shares with respect to which a Cash Election has been made is referred to herein as the “Cash Election Number.”  The aggregate number of Virginia Bancorp Shares with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”  The aggregate number of Virginia Bancorp Shares with respect to which a Cash/Stock Election has been made is referred to herein as the “Cash/Stock Election Number.”  The number of Virginia Bancorp Shares obtained by subtracting (i) the Cash/Stock Election Number from (ii) the aggregate number of Virginia Bancorp Shares outstanding as of the Effective Time is referred to herein as the “Leftover Shares.”  The number obtained by multiplying the Leftover Shares by 0.60 shall be referred to as the “Stock Percentage Number.”  The number obtained by multiplying the Leftover Shares by 0.40 shall be referred to as the “Cash Percentage Number.”

3.           Subsection 3.04(d) of the Merger Agreement is deleted and replaced with the following:

(d)            Notwithstanding any other provision contained in this Agreement, allocation will be made so that 60% of the Virginia Bancorp Shares will be exchanged for CHC Common Stock and 40% of the Virginia Bancorp Shares will be exchanged for cash; provided that notwithstanding any provision herein to the contrary, no more than 240,000 shares of CHC Common Stock nor more than $4,689,920 in cash (excluding any cash paid in lieu of fractional shares), will be issued to the holders of Virginia Bancorp Shares.  Accordingly, 60% of the total number of shares of Virginia Bancorp Shares outstanding at the Effective Time shall be converted into CHC Common Stock and the remaining outstanding shares of Virginia Bancorp Shares (excluding shares of Virginia Bancorp Shares to be canceled as provided in Section 3.01(b)) shall be converted into cash.

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4.           Exhibit A to the Merger Agreement is deleted in its entirety and replaced with Exhibit A hereto.

5.           Subsection 9.01(c) of the Merger Agreement is deleted and replaced with the following:

(c)           Delay.  At any time prior to the Effective Time, by CHC or Virginia Bancorp, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event that the Company Merger is not consummated by May 31, 2012, except to the extent that the failure of the Company Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

6.           Except as expressly set forth herein, the Merger Agreement remains in full force and effect.

7.           This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Amendment and all signature pages by facsimile or email transmission shall constitute effective execution in the delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes.  Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

VIRGINIA SAVINGS BANCORP, INC.	CITY HOLDING COMPANY

/s/ W. Michael Funk	/s/ Charles. R. Hageboeck
Printed: W. Michael Funk	Printed: Charles R. Hageboeck
Title: President & Chief Executive Officer	Title: Chief Executive Officer

VIRGINIA SAVINGS BANK, F.S.B.	CITY NATIONAL BANK OF WEST VIRGINIA

/s/ W. Michael Funk	/s/ Charles. R. Hageboeck
Printed: W. Michael Funk	Printed: Charles R. Hageboeck
Title: President & Chief Executive Officer	Title: President

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Exhibit A

PLAN OF MERGER

of

CITY HOLDING COMPANY,

a West Virginia corporation

and

VIRGINIA SAVINGS BANCORP, INC.

a Virginia corporation

1.           The names of the corporations proposing to merge (the “Company Merger”) are City Holding Company, a West Virginia corporation (“CHC”) and Virginia Savings Bancorp, Inc., a Virginia corporation (“Virginia Bancorp”), pursuant to an Agreement and Plan of Merger dated as of November 14, 2011, by and among Virginia Bancorp, Virginia Savings Bank, F.S.B., a federal savings bank, CHC and City National Bank of West Virginia, a national banking association, as amended (the “Merger Agreement”).

2.           Virginia Bancorp has 5,000,000 authorized shares of common stock, par value $1.00 per share (“Virginia Bancorp Common Stock”), of which 1,810,120 shares are presently issued and outstanding, and 500,000 authorized shares of preferred stock, including 100,000 shares of Series A Non-Voting Preferred Stock, par value $1.00 per share, of which 89,864 shares are presently issued and outstanding (“Virginia Bancorp Series A Non-Voting Preferred Stock”).

3.           CHC has 50,000,000 authorized shares of common stock, par value $2.50 per share (“CHC Common Stock”), and 500,000 authorized shares of preferred stock,  par value $25.00 per share, of which 14,811,289 shares of CHC Common Stock and no shares of preferred stock are presently issued and outstanding.

4.           The effective date of the Company Merger, as that phrase is used herein, shall mean ________________, 2012 (the “Effective Date”).  The date and time at which the Company Merger becomes effective shall be the “Effective Time.”

5.           Subject to the terms and conditions of the Merger Agreement, at the Effective Time:

(a)    Each holder of a share of Virginia Bancorp Common Stock and Virginia Bancorp Series A Non-Voting Preferred Stock issued and outstanding prior to the Effective Time (other than shares held directly or indirectly by CHC, except shares held by CHC in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) (each a “Virginia Bancorp Share”) shall receive in respect thereof, at the election of the holder as provided in and subject to the Merger Agreement and this Plan of Merger, one of the following forms of consideration:  (i) 0.2100 shares of CHC Common Stock (the “Stock Exchange Ratio”) for each Virginia Bancorp Share (the “Stock Consideration”) or (ii) $6.17 in cash for each Virginia Bancorp Share (the “Cash Consideration”) or (iii) 0.1260 shares of CHC Common Stock and $2.47 in cash for each Virginia Bancorp Share (the “Cash and Stock Exchange Ratio” and together with the Stock Exchange Ratio, the “Exchange Ratios”) for each Virginia Bancorp Share (the “Cash/Stock Consideration”).  The Stock Consideration, the Cash Consideration and the Cash/Stock Consideration are sometimes collectively referred to herein as the “Merger Consideration”.

(b)           Each Virginia Bancorp Share that, immediately prior to the Effective Time, is held directly or indirectly by CHC, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall by virtue of the Company Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

(c)           Each share of CHC Common Stock that is issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of CHC Common Stock at and after the Effective Time.

(d)           Notwithstanding the foregoing, if any holder of Virginia Bancorp Shares perfects such holder’s appraisal rights under the Virginia Stock Corporation Act (the “VSCA”), any issued and outstanding Virginia Bancorp Shares held by such holder shall not be converted as described herein but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such holder pursuant to the VSCA; provided, however, that each Virginia Bancorp Share outstanding immediately prior to the Effective Time and held by a Virginia Bancorp shareholder who, after the Effective Time, fails to perfect his or her appraisal rights, withdraws his or her demand for appraisal rights or otherwise loses his or her right to exercise appraisal rights shall have only the right to receive the per share Merger Consideration for the number and type of Virginia Bancorp Shares held by such holder.

(e)           At the Effective Time, holders of Virginia Bancorp Shares shall cease to be, and shall have no rights as, shareholders of Virginia Bancorp, other than the right to receive (a) any dividend or other distribution with respect to such Virginia Bancorp Shares with a record date occurring prior to the Effective Date, (b) the applicable type of per share Merger Consideration for each Virginia Bancorp Share, as provided herein, and (3) any appraisal rights to which they may be entitled under the VSCA if such holders have perfected such appraisal rights under the VSCA.  After the Effective Time, there shall be no transfers on the stock transfer books of Virginia Bancorp or CHC of Virginia Bancorp Shares.

(f)           Notwithstanding any other provision herein, no fractional shares of CHC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Company Merger; instead, CHC shall pay to each holder of Virginia Bancorp Shares who otherwise would be entitled to a fractional share of CHC Common Stock an amount in cash (without interest) determined by multiplying such fraction by the CHC Average Closing Price.  The CHC Average Closing Price shall equal the average of the per share closing prices of a share of CHC Common Stock as reported on the Nasdaq Global Select Market during the ten (10) trading days immediately preceding the tenth (10th) calendar day immediately preceding the Effective Date (the “CHC Average Closing Price”).

(g)           An election form in such form as Virginia Bancorp and CHC shall mutually agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below) to each holder of record of Virginia Bancorp Shares.  The “Mailing Date” shall be the date on which proxy materials relating to the Company Merger are mailed to holders of Virginia Bancorp Shares. CHC shall make available Election Forms as may be reasonably requested by all persons who become holders of Virginia Bancorp Shares after the record date for eligibility to vote on the Company Merger and prior to the Election Deadline (as defined herein), and Virginia Bancorp shall provide to the Exchange Agent (as defined herein) all information reasonably necessary for it to perform its obligations as specified herein.

 (h)           Each Election Form shall entitle the holder of Virginia Bancorp Shares (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) elect to receive the Cash/Stock Consideration for all such holder’s shares (a “Cash/Stock Election”) or (iv) make no election or indicate that such holder has no preference as to the receipt of the Cash Consideration, the Stock Consideration or the Cash/Stock Consideration (a “Non-Election”). Holders of record of Virginia Bancorp Shares who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Virginia Bancorp Shares held by that Representative for a particular beneficial owner. Virginia Bancorp Shares as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Virginia Bancorp Shares as to which a Stock Election has been made are referred to herein as “Stock Election Shares.”  Virginia Bancorp Shares as to which a Cash/Stock Election has been made are referred to herein as “Cash/Stock Election Shares.” Virginia Bancorp Shares as to which no election has been made are referred to herein as “Non-Election Shares.” For purposes of this Plan, shares subject to appraisal rights shall be deemed Cash Election Shares. The aggregate number of Virginia Bancorp Shares with respect to which a Cash Election has been made is referred to herein as the “Cash Election Number.”  The aggregate number of Virginia Bancorp Shares with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”  The aggregate number of Virginia Bancorp Shares with respect to which a Cash/Stock Election has been made is referred to herein as the “Cash/Stock Election Number.”  The number of Virginia Bancorp Shares obtained by subtracting (i) the Cash/Stock Election Number from (ii) the aggregate number of Virginia Bancorp Shares outstanding as of the Effective Time is referred to herein as the “Leftover Shares.”  The number obtained by multiplying the Leftover Shares by 0.60 shall be referred to as the “Stock Percentage Number.”  The number obtained by multiplying the Leftover Shares by 0.40 shall be referred to as the “Cash Percentage Number.”

 (i)            To be effective, a properly completed Election Form must be received by the Exchange Agent on or before 5:00 p.m., New York City time, on the third business day immediately preceding the date of the meeting of shareholders of Virginia Bancorp referred to in Section 6.02 of the Merger Agreement (or such other time and date as

Virginia Bancorp and CHC may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any holder of Virginia Bancorp Shares may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any holder of Virginia Bancorp Shares may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline. All elections shall be revoked automatically if the Exchange Agent is notified in writing by CHC and Virginia Bancorp that the Merger Agreement has been terminated. If a shareholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes (as opposed to changes) his or her Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, the Virginia Bancorp Shares held by such shareholder shall be designated Non-Election Shares. Subject to the terms of the Merger Agreement, this Plan of Merger and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(j)           Notwithstanding any other provisions contained herein, allocation will be made so that 60% of the Virginia Bancorp Shares will be exchanged for CHC Common Stock and 40% of the Virginia Bancorp Shares will be exchanged for cash; provided that notwithstanding any provisions herein to the contrary, no more than 240,000 shares of CHC Common Stock nor more than $4,689,920 in cash (excluding any cash paid in lieu of fractional shares), will be issued to the holders of Virginia Bancorp Shares.  Accordingly, 60% of the total number of shares of Virginia Bancorp Shares outstanding at the Effective Time shall be converted into CHC Common Stock and the remaining outstanding shares of Virginia Bancorp Shares (excluding shares of Virginia Bancorp Shares to be canceled as provided in Section 5(b) shall be converted into cash.

(k)           Within three (3) business days after the Election Deadline, CHC shall cause the Exchange Agent to effect the allocation among holders of Virginia Bancorp Shares of rights to receive cash and stock as follows:

(i)	The Cash/Stock Election Shares shall be converted into the right to receive the Cash/Stock Consideration.

(ii)	If the Stock Election Number exceeds the Stock Percentage Number, then:

(A)	all Cash Election Shares shall be converted into the right to receive the Cash Consideration,

(B)	Non-Election Shares shall be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares equal the Cash Percentage Number. If less than all of the Non

Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which Non-Election shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining Non-Election Shares shall thereafter be treated as Stock Election Shares,

(C)
If all Non-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares is less than the Cash Percentage Number, then the Exchange Agent shall convert on a pro rata basis as described below in Section 5(l) a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares (including Non-Election Shares treated as Cash Election Shares pursuant to the preceding subsection) plus the Reallocated Cash Shares equals the Cash Percentage Number, and all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration, and

(D)	the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

(iii)	If the Stock Election Number is less than the Stock Percentage Number, then:

(A)	all Stock Election Shares shall be converted into the right to receive the Stock Consideration,

(B)
Non-Election Shares shall be deemed to be Stock Election Shares to the extent necessary to have the total number of Stock Election Shares equal the Stock Percentage Number.  If less than all of the Non-Election Shares need to be treated as Stock Election Shares, then the Exchange Agent shall select which Non-Election shares shall be treated as Stock Election Shares in such manner as the Exchange Agent shall determine, and all remaining Non-Election Shares shall thereafter be treated as Cash Election Shares,

(C)
If all Non-Election Shares are treated as Stock Election Shares under the preceding subsection and the total number of Stock Election Shares is less than the Stock Percentage Number, then the Exchange Agent shall convert on a pro rata basis as described below in Section 5(1) a sufficient number of Cash Election Shares into Stock Election Shares (“Reallocated Stock Shares”) such that the sum of the number of Stock Election Shares (including Non-Election Shares treated as Stock Election Shares pursuant to the preceding section) plus the Reallocated Stock Shares equals the Stock Percentage Number, and all Reallocated Stock Shares will be converted into the right to receive the Stock Consideration, and

(D)	the Cash Election Shares which are not Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration.

(l)           In the event that the Exchange Agent is required pursuant to Section 5(k)(ii)(C) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares.  In the event the Exchange Agent is required pursuant to Section 5(k)(iii)(C) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

(m)           As soon as practicable but in no event more than five (5) calendar days after the Effective Date, the Exchange Agent shall mail a letter of transmittal to each holder of record of Virginia Bancorp Shares whose Virginia Bancorp Shares were converted into the right to receive a portion of the Merger Consideration.  The letter of transmittal shall provide instructions for the submission of certificates (“Old Certificates”) (or an indemnity satisfactory to CHC, the Surviving Bank and Computershare Investor Services, LLC, as Exchange Agent (the “Exchange Agent”), if any of such certificates are lost, stolen, or destroyed) representing all Virginia Bancorp Shares of such holder of record converted into the right to receive the applicable portion of the Merger Consideration at the Effective Time.

(n)           At or prior to the Effective Time, CHC shall deposit, or shall cause to be deposited, with the Exchange Agent, certificates representing the shares of CHC Common Stock (“New Certificates”) and an estimated amount of cash equal to the cash portion of the Merger Consideration and cash for fractional shares (such cash and New Certificates being hereinafter referred to as, the “Exchange Fund”).  In accordance with the terms contained in the letter of transmittal contemplated herein, the Exchange Agent shall distribute the Exchange Fund to the Virginia Bancorp shareholders upon receipt of the Old Certificates or a satisfactory indemnity.

(o)           CHC shall cause any check in respect of any cash that a holder of Virginia Bancorp Shares shall be entitled to receive to be delivered to such shareholder no later than ten (10) days following delivery to the Exchange Agent of the Old Certificates (or indemnity satisfactory to CHC, City National Bank of West Virginia and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder.  No interest will be paid on any per share Merger Consideration that any such holder shall be entitled to receive upon such delivery.

(p)           Any portion of the Exchange Fund that remains unclaimed by the shareholders of Virginia Bancorp for one (1) year after the Effective Time shall be returned to CHC.  Any shareholders of Virginia Bancorp who have not theretofore complied with the forgoing provisions shall thereafter look only to CHC for payment of any applicable per share Merger Consideration, without any interest thereon.

(q)           Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Virginia Bancorp Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

6.           Upon the Effective Date, Virginia Bancorp shall merge into and with CHC, which shall survive the Company Merger and the separate existence of Virginia Bancorp shall thereupon cease.

7.           Upon and after the Effective Date, CHC shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public, as well as a private nature, of each of the parties hereto; and all property, real, personal and mixed, all debts due on whatever account and all other choses in action and all and every other interests of or belonging to or due to each of the parties hereto shall be taken and deemed to be transferred to and vested in CHC without further act or deed; and the title to any real estate, or any interest therein, shall not revert or be in any way impaired by reason of the Company Merger.

8.           Upon and after the Effective Date, CHC shall be responsible and liable for all the liabilities and obligations of both of the parties hereto in the same manner and to the same extent as if CHC had itself incurred the same or contracted therefor; and any claim existing or action or proceeding by or against either of the parties hereto may be prosecuted to judgment as if the Company Merger had not taken place or CHC may be substituted in its place.  Neither the rights of creditors nor liens upon the property of either of the parties hereto shall be impaired by such Company Merger; but any such lien shall be limited to the property upon which there were liens immediately prior to the time of the Company Merger.

9.           The articles of incorporation of CHC shall continue to be the articles of incorporation of CHC upon and after the Effective Date until changed or amended in accordance with the terms thereof.

10.           The Code of Bylaws of CHC shall continue to be the Code of Bylaws of CHC upon and after the Effective Date until changed or amended in accordance with the terms thereof.

11.           The directors of CHC immediately prior to the Effective Date shall continue to hold such positions following the Company Merger, and such directors shall hold office until such time as their successors shall be duly elected and qualified.